Exhibit 10.1

Envestnet, Inc.

EXECUTIVE

DEFERRED COMPENSATION PLAN

Plan Document

TABLE OF CONTENTS

SECTION	DESCRIPTION

SECTION 1	NAME AND PURPOSE	1-1

SECTION 2	DEFINITIONS	2-1

SECTION 3	ELIGIBILITY AND PARTICIPATION	3-1

SECTION 4	DEFERRAL ACCOUNT AND DEFERRAL ACCOUNT SUBACCOUNTS	4-1

SECTION 5	VESTING	5-1

SECTION 6	PAYMENT OF BENEFITS	6-1

SECTION 7	BENEFICIARIES	7-1

SECTION 8	ADMINISTRATION	8-1

SECTION 9	AMENDMENT AND TERMINATION	9-1

SECTION 10	MISCELLANEOUS	10-1

Envestnet, Inc.

EXECUTIVE DEFERRED COMPENSATION PLAN

The Envestnet, Inc. Executive Deferred Compensation Plan (the “Plan”) is hereby adopted by Envestnet, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Company”):

WITNESSETH:

WHEREAS, the Company has established the Plan in order to attract and retain key employees who may or have contributed to the Company’s success and are expected to contribute to such success in the future.

NOW, THEREFORE, the Company hereby adopts the Plan, effective February 9, 2015, as follows:

SECTION 1

NAME AND PURPOSE

1.1.                                        Name. The name of the Plan shall be the Envestnet, Inc. Executive Deferred Compensation Plan.

1.2.                                        Purpose. The purpose of the Plan is to attract and retain key employees who may or have contributed to the Company’s success and are expected to contribute to such success in the future.

1.3.                                        Plan for a Select Group. The Plan is intended to constitute an unfunded arrangement for Eligible Executives. The Company shall have the authority to take any and all actions necessary or desirable in order for the Plan to satisfy the requirements set forth in ERISA and the regulations thereunder applicable to plans maintained for employees who are members of a select group of management or highly compensated employees.

1.4.                                        Not a Funded Plan. It is the intention and purpose of the Company that the Plan shall be deemed to be “unfunded” for tax purposes and deemed a plan as would properly be described as “unfunded” for purposes of Title I of ERISA. The Plan shall be administered in such a manner, notwithstanding any contrary provision of the Plan, in order that it will be so deemed and would be so described.  Each Participant and Beneficiary shall have the status of a general unsecured creditor of the Company and may look only to the Company and its general assets for Benefit Payments under the Plan.

1.5.                                        Plan Subject to Section 409A.  The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A and shall be operated and interpreted consistent with that intent.

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SECTION 2

DEFINITIONS

Unless the context otherwise indicates, the following terms used herein shall have the following meanings wherever used in this instrument:

2.1.                            Administrator. The term “Administrator” shall mean such person or entity appointed by the Company in accordance with Section 8 hereof.  In the absence of such appoint, the Administrator shall be the Company.

2.2.                            Affiliate.  The term “Affiliate” shall mean a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c); provided, however, that for purposes of determining whether another organization is an Affiliate, a 50% ownership percentage shall be applied under Code Section 414(b) or (c).

2.3.                            Base Salary. The term “Base Salary” shall mean a Participant’s gross base cash remuneration for services rendered to the Company or an affiliated company while a Participant.  A Participant’s Base Salary available for deferral under the Plan may be reduced by the Administrator to the extent necessary in order to maintain sufficient un-deferred compensation from which to deduct income and employment taxes and other deductions required by law.  Without limiting the generality of the foregoing, a Participant’s Base Salary will not be reduced by any of the following:

(a)                                 amounts which are excluded from taxable income under Code Sections 125, 402(a)(8) or 402(h); and

(b)                                 amounts which are excluded from taxable income because they are deferred by the Participant under a plan similar to the Plan.

Base Salary shall not include any bonus amounts, incentive payments, commission payments, fringe benefits, special benefits, perquisites or employer contributions under any benefit plan of the Company or an Affiliate.

2.4.                            Beneficiary. The term “Beneficiary” shall mean any person who receives, or is designated to receive, payment of any benefit under the terms of the Plan because of a Participant’s participation in the Plan.

2.5.                            Benefit Commencement Date. The term “Benefit Commencement Date” shall mean, with respect to any of a Participant’s Deferral Account Subaccounts, the first date as of which benefits from such Deferral Account Subaccount are to be paid pursuant to the terms of the Plan.

2.6.                            Benefit Payment. The term “Benefit Payment” shall mean the form and time of payment of a Participant’s Deferral Account (including, separately, any Deferral Account Subaccounts) as determined in Section 6.

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2.7.                            Board. The term “Board” shall mean the board of directors of the Company.

2.8.                            Bonus. The term “Bonus” shall mean a Participant’s gross cash payments pursuant to the Company’s annual bonus program and sales incentive program for services rendered to the Company as a Participant. A Participant’s Bonus available for deferral under the Plan may be reduced by the Administrator to the extent necessary in order to maintain sufficient un-deferred compensation from which to deduct income and employment taxes and other deductions required by law.  Without limiting the generality of the foregoing, a Participant’s Bonus will not be reduced by any of the following:

(c)                                  Amounts which are excluded from taxable income under Code Sections 125, 402(a)(8) or 402(h); and

(d)                                 Amounts which are excluded from taxable income because they are deferred by the Participant under a plan similar to the Plan.

2.9.                            Code.  The term “Code” shall mean the Internal Revenue Code of 1986 and any regulations or other pronouncements promulgated thereunder. Whenever a reference is made herein to a specific Code section, such reference shall be deemed to include any successor Code section having the same or a similar purpose.

2.10.                     Company. The term “Company” shall mean Envestnet, Inc. and any successor corporation or business organization which shall assume the duties and obligations of Envestnet, Inc. under the Plan.

2.11.                     Deferral Account.  The term “Deferral Account” shall mean the bookkeeping account (including any Deferral Account Subaccounts) maintained by the Administrator on behalf of each Participant pursuant to the Plan.  The Deferral Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or his Beneficiary under the Plan.

2.12.                     Deferral Account Subaccount.  The term “Deferral Account Subaccount” shall mean each subaccount maintained under the Deferral Account that reflects a Participant’s Deferral Amounts (as adjusted in accordance with the terms of the Plan) for a Plan Year and that is subject to the Participant’s Benefit Payment elections for the applicable Plan Year.  All Deferral Account Subaccounts shall be bookkeeping entries only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or his Beneficiary under the Plan.

2.13.               Deferral Amounts.  The term “Deferral Amount” shall mean an amount equal to that portion of the Participant’s Salary or Bonus, as applicable, that the Participant has elected to defer to the Plan in accordance with the provisions of Section 4.  A Participant’s Deferral Amounts for any Plan Year are credited to Participants’ Deferral Account Subaccount for such Plan Year in accordance with Section 4 of the Plan.

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2.14.               Eligible Executive. The term “Eligible Executive” shall mean any highly compensated or management employee of the Company who is a member of a “select group of management and highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), who serves in an executive capacity, whether or not a Board member, but excluding any person serving only in the capacity of Board member, and who has been designated as eligible to participate in the Plan pursuant to the terms hereof.  Unless and until otherwise specified by the Administrator, an employee of the Company whose title is “Executive Vice President” or above shall be treated as an Eligible Executive for purposes of the Plan.

2.15.               ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any regulations or other pronouncements promulgated thereunder. Whenever a reference is made herein to a specific ERISA section, such reference shall be deemed to include any successor ERISA section having the same or a similar purpose.

2.16.                 Measurement Funds. The term “Measurement Funds” shall mean hypothetical investments the Participant may elect to value his or her Deferral Account.

2.17.                 Participant. The term “Participant” shall mean any Eligible Executive who elects to make Deferral Contributions under the Plan in accordance with the terms hereof.

2.18.                 Participant Access System. The term “Participant Access System” shall mean the online administration system that provides Participants with the ability to make various elections with respect to their Plan participation and with continual access to important Plan information.

2.19.                 Plan. The term “Plan” shall mean the Envestnet, Inc. Executive Deferred Compensation Plan as set forth herein and as it may be later amended.

2.20                    Plan Year. The term “Plan Year” shall mean the period beginning on March 1, 2015 and ending on December 31, 2015 and, thereafter, each twelve (12)-month period beginning on January 1 and ending on December 31.

2.21                    Separation from Service. The term “Separation from Service” shall mean the Participant’s termination of service with the Company and all of its Affiliates for any reason. Whether a Separation from Service has occurred shall be determined by the Administrator in accordance with Code Section 409A without application of any alternative levels of reductions of bona fide services permitted thereunder.  The Administrator specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.

2.22                        Years of Service. The term “Years of Service” shall mean the cumulative years of full-time employment with the Company beginning with the Participant’s date of hire and anniversaries thereof.

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SECTION 3

ELIGIBILITY AND PARTICIPATION

3.1.                            Eligibility. The Administrator may, from time to time, in its discretion, designate one or more employees of the Company as Eligible Executives.

3.2.                            Participation and Duration of Participation. An Eligible Executive shall become a Participant on the first day of the first Plan Year following his initial election to make contributions to the Plan pursuant to Section 4 provided that, as of the first day of such Plan year, he continues to be an Eligible Executive.  A Participant who is no longer Eligible Executive shall cease to be eligible to defer Salary or Bonus (or any other amounts) under the Plan for periods after the end of the Plan Year in which he or she ceases to be an Eligible Executive or if earlier, the date on which he or she has a Separation from Service.  Subject to the foregoing and the other terms and conditions of the Plan, an individual who has become a Participant in the Plan may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Deferral Account as long as the balance in his or her Deferral Account is greater than zero.  An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

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SECTION 4

DEFERRAL ACCOUNT AND DEFERRAL ACCOUNT SUBACCOUNTS

4.1.                            Establishment of Deferral Account. The Administrator or designated representative shall establish a Deferral Account (and any Deferral Account Subaccounts) in the name of each Participant. All amounts credited to the Deferral Account of any Participant or Beneficiary shall constitute a general, unsecured liability of the Company, as applicable, to such person.

4.2.                            Deferral Elections. A Participant has the right to make certain elections with respect to the deferral of his or her Base Salary and/or Bonus. If a Participant makes a deferral election under the Plan for a Plan Year, then a portion of the Base Salary and/or Bonus which would normally be paid to the Participant by the Company shall be retained by the Company and, in lieu thereof, an amount equal thereto, shall constitute a Deferral Amount hereunder and shall be credited to the Participant’s Deferral Account. A Participant’s deferral election for any year shall include a Benefit Payment election for Deferred Amounts for such year.  A Participant’s Benefit Payment election for a year applies to all Deferred Amounts under the Plan for such year (but not any other year).

4.3.                            Base Salary Deferral.  Subject to the terms and conditions of the Plan, with respect to each Plan Year, a Participant may elect to defer a portion of Base Salary by making a deferral election via the Participant Access System or in writing, as required by the Administrator. A Participant’s deferral election shall specify a stated whole percentage of the Participant’s Base Salary, which specified in whole percentage shall not exceed ninety percent (90%) of the Participant’s Base Salary.  The amount so elected under the deferral election shall be credited to the Participant’s Deferral Account Subaccount for that year.

4.4.                            Bonus Deferral. Subject to the terms and conditions of the Plan, with respect to each Plan Year, a Participant may elect to defer a portion of his or her potential Bonus award for such Plan Year by making a deferral election via the Participant Access System or in writing, as required by the Administrator. A Participant’s deferral election shall specify a stated whole percentage of the Participant’s Bonus, which specified whole percentage shall not exceed ninety percent (90%) of the Participant’s Bonus. The amount so elected under the deferral election shall be credited to the Participant’s Deferral Account Subaccount for that year.

4.5.                            Irrevocable Deferral Election.  Subject to the terms and conditions of the Plan, a Participant’s deferral election as to Base Salary and/or Bonus for any calendar year (including any Benefit Payment election attributable thereto) shall be irrevocable as determined under Section 4.7.

4.6.                            Crediting of Deferral Amounts. Amounts shall be credited to the Participant’s Deferral Account as of the date the Base Salary and/or Bonus would otherwise have been paid to the Participant, absent the deferral election.  Separate Deferral Account Subaccounts shall be maintained under a Participant’s Deferral Account for each Plan Year and a

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Participant’s Deferred Amounts for each Plan Year shall be credited to the Deferral Account Subaccount for that Plan Year.

4.7.                            Specific Election Rules. The following rules govern all Participant elections under the Plan:

(a)                                 An Eligible Executive must complete a deferral election as to his or her Base Salary and/or Bonus prior to the first day of the calendar year for which the Base Salary and/or Bonus may be earned, or such earlier deadline as may be established by the Administrator, in its sole discretion.  A Participant’s deferral election shall become irrevocable as of the last day of the calendar year preceding the calendar year to which it relates unless the Administrator specifies an earlier date on which the election shall become irrevocable.

(b)                                 Notwithstanding the provisions of paragraph (a), with respect to Eligible Executives who become eligible to participate in the Plan for the Plan Year beginning on March 1, 2015, the Eligible Executive must complete a deferral election as to his or her Base Salary and/or Bonus prior to March 1, 2015, which election shall apply only with respect to Base Salary and Bonus paid for services performed on and after March 1, 2015.  A Participant’s deferral election pursuant to this paragraph (b) shall become irrevocable as of February 28, 2015.

(c)                                  Subject to the terms and conditions of the Plan, a Participant shall be required to complete and submit a new deferral election for each calendar year.

4.8.                            Adjustment of Deferral Account. A Participant’s Deferral Account shall be adjusted for earnings, gains and losses as if such Deferral Account held actual assets and such assets were invested in Measurement Funds in accordance with Section 4.9. The value of each Participant’s Deferral Account shall be determined on each business day as follows, using the terms and methods in the order defined below:

(a)                                 Beginning Balance. The balance at the beginning of the day. This equals the Ending Balance (as described below) as of the end of the most recent preceding business day.

(b)                                 Sub-Ending Balance. The Beginning Balance, plus Deferral Amounts, less any distributions, which are made on or occur as of such date.

(c)                                  Investment Earnings. Investment earnings, gains and losses determined pursuant to this Section 4.8 will be credited to each Participant’s Deferral Account.

(d)                                 Ending Balance. The Sub-Ending Balance plus Investment Earnings.

4.9.                            Measurement Funds. The Administrator shall designate Measurement Funds for the valuation of each Participant’s Deferral Account as if such Deferral Account held actual

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assets. The Measurement Funds may include but shall not be limited to the following types of funds as determined by the Administrator:

(a)                                 mutual funds, including without limitation, equity funds, money market funds, fixed income funds and balanced funds,

(b)                                 any insurance company’s general account, or

(c)                                  any special account established and maintained by any insurance company; or

(d)                                 Company stock.

The Administrator shall have the sole discretion to determine the number of Measurement funds to be designated hereunder and the nature of the funds and may change or eliminate the Measurement Funds designated hereunder at any time.

4.10.                     Investment Allocations. Participants shall direct the allocation of their Deferral Account among the Measurement Funds designated by the Company as though such Deferral Account held actual assets. Any such directions of investment shall be subject to such rules as the Administrator and the Administrator may prescribe, including, but not limited to, rules concerning the manner of providing investment directions and the frequency of changing such investment directions. In the event a Participant does not direct the investment of any portion of a Participant’s Deferral Account such undirected portion shall be deemed to be invested in the money market Measurement Fund.

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SECTION 5

VESTING

5.1.                            Vesting of Deferral Account. A Participant shall always be one hundred percent (100%) vested in the balance of his or her Deferral Account (including any Deferral Account Subaccounts).

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SECTION 6

PAYMENT OF BENEFITS

6.1.                            Benefit Payments Generally.  Subject to the terms and conditions of the Plan, Benefit Payments relating to a Participant’s Deferral Account Subaccounts shall be made in the form and at the time elected by the Participant at the time of his or her deferral election for the Plan Year to which the Deferral Account Subaccount relates.  All Benefit Payments under the Plan shall be made in cash.

6.2.                            Payment Events and Forms.  The Participant may elect any of the following Benefit Commencement Dates with respect to each Deferral Account Subaccount; provided, however, that once such election is made and the related deferral election becomes irrevocable, no changes to such Benefit Commencement Date shall be permitted except as otherwise specifically provided in the Plan: Separation from Service or as of a specified date.

(a)                                 Election of Timing and Form.  A Participant may elect to have his or her Benefit Payment from the applicable Deferral Account Subaccount be paid (or commence) upon his or her Separation from Service or as of a specified date. Any Benefit Payment that is to be paid (or commence) upon his or her Separation from Service or on a specified date shall be paid as follows, as elected by the Participant at the time of his or her deferral election for the Plan Year to which the Deferral Account Subaccount relates; provided, however, that once such election is made and the related deferral election becomes irrevocable, no changes to such payment form or event shall be permitted except as otherwise specifically provided in the Plan at the time of his or her deferral election:

(i)                                     The Participant may elect payment in a lump sum.  If a Participant has elected to have his or her Benefit Payment to be paid in a lump sum on a specified date, the Participant shall receive a single sum payment of the balance of the applicable Deferral Account Subaccount within thirty (30) days following the specified date and shall be valued as of the business day preceding the distribution date.

(ii)                                  The Participant may elect payments in the form of annual installments over a period not to exceed 5 years.  If the Participant elects to have his or her Benefit Payments to be paid in installments, the Participant will receive payments commencing in January of the Plan Year elected by the Participant and continuing on each annual anniversary thereof until the number of specified installments have been paid.  The amount of each installment payment shall be determined as of December 31 immediately preceding the payment date for such installment payment by dividing (1) by (2), where (1) equals the Deferral Account Subaccount balance to which the installment payments relate and (2) equals the remaining number of installment payments including the then current installment.

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If a Participant does not elect a time of payment for a Deferral Account Subaccount, such Deferral Account Subaccount shall be payable upon Separation from Service. If a Participant does not elect a form of payment for a specified date distribution, payment shall be made in a lump sum.

6.3.                            Special Payment Rules.  Notwithstanding the provisions of Section 6.2, the following special rules shall apply to Benefit Payments:

(a)                                 Upon Separation from Service before the Participant reaches age sixty (60) and ten (10) Years of Service, his or her Deferral Account shall be paid in a single lump sum payment within thirty (30) days following the Participant’s Separation of Service and shall be valued as of the business day preceding the date of distribution.

(b)                                 Upon the death of the Participant (whether before or after a Separation from Service), any remaining unpaid portion of his or her Deferral Account (valued as of the business day preceding the date of his death) will be paid to his Beneficiary in a lump sum within thirty (30) days after the Participant’s death.

(c)                                  Notwithstanding any other provision of this Plan to the contrary, if (a) any payment or benefit hereunder is subject to Code Section 409A, (b) such payment or benefit is to be paid or provided on account of the Participant’s Separation from Service (or other termination of employment) other than death, (c) the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code), and (d) any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s Separation from Service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Executive’s Separation from Service.  Any payments that would have been made during such six month period shall be paid to the Executive in a lump sum on the first day of the seventh month following the Executive’s Separation from Service.

6.4.                            Acceleration of or Delay in Payments.  The Administrator, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4), including but not limited to payments in accordance with a domestic relations order, payment of amounts to cover employment taxes imposed on deferred amounts by operation of Code Section 409A, and payments upon termination of the Plan under permissible circumstances and as provided in the Treasury Regulation cited.  The Administrator may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7), including but not limited to the avoidance of the limitation of the tax deduction to the Company on the benefit payment due to application of Code Section 162(m) and the avoidance of making payments that would violate Federal securities laws or other applicable law. If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant’s

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Accounts be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.  Notwithstanding the foregoing, withholding of amounts otherwise subject to a deferral election under the Plan (if permitted by the Administrator) shall be limited to (a) the amount required to pay the tax imposed by the Federal Insurance Contributions Act (“FICA”) under Code Sections 3101, 3121(a) and 3121(v) on compensation deferred under the Plan (the “FICA Amount”), and (b) income tax imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and to pay the additional income tax attributable to the pyramiding of wages under section 3401 and taxes.  Notwithstanding the foregoing, the total amount of withholding pursuant to the preceding sentence shall not exceed the aggregate FICA Amount and the income tax withholding related to such FICA Amount.

6.5.                      Modification of Elected Forms. A Participant may make a subsequent election to change the timing or form of Benefit Payments by appropriate notice submitted to the Administrator. Any such modified election must adhere to the following requirements:

(a)                                 Such election may not take effect until at least twelve (12) months after the date on which the election is made;

(b)                                 The first Benefit Payment (other than due to death) with respect to such election must be deferred for a period of not less than five (5) years from the date such Benefit Payment would otherwise have been made; and

(c)                                  Such election is not made less than twelve (12) months prior to any specific or fixed Benefit Payment date required by the prior election.

The election most recently accepted by the Administrator, which has become effective, shall govern the payout of any benefit.

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SECTION 7

BENEFICIARIES

7.1.                            Automatic Beneficiary. Unless a Participant has designated a Beneficiary in accordance with the provisions of Section 7.2 and such Beneficiary has survived the Participant, the Beneficiary shall be deemed to be the Participant’s spouse or, if there is no surviving spouse, then the Participant’s estate.

7.2.                            Designated Beneficiary or Beneficiaries. A Participant may designate the Beneficiary or Beneficiaries to receive any benefit payable under the Plan using a form provided by the Administrator. Each designation shall revoke all prior designations by the Participant and shall be effective only when filed by the Participant during his or her lifetime with the Administrator. Any ambiguity in a Beneficiary designation shall be resolved by the Administrator.

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SECTION 8

ADMINISTRATION

8.1.                            Appointment of Administrator. The Company shall appoint the Administrator which shall be any person(s), corporation or partnership (including the Company itself) as the Company shall deem desirable in its sole discretion. The Administrator may be removed or resign upon thirty (30) days written notice or such lesser period of notice as is mutually agreeable.

8.2.                            Powers and Duties of the Administrator. Except as expressly otherwise set forth herein, the Administrator shall have the authority and responsibility granted or imposed on an “administrator” by ERISA. The Administrator shall determine any and all questions of fact, resolve all questions of interpretation of the Plan which may arise under any of the provisions of the Plan as to which no other provision for determination is made hereunder, and exercise all other powers and discretions necessary to be exercised under the terms of the Plan which it is herein given or for which no contrary provision is made. The Administrator shall have full power and discretion to interpret the Plan and related documents, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Participant, or other applicant, in accordance with the provisions of the Plan. Subject to the provisions of any claims procedure hereunder, the Administrator’s decision with respect to any matter shall be final and binding on all parties concerned, and neither the Administrator nor any of its directors, officers, employees or delegates nor, where applicable, the directors, officers or employees of any delegate, shall be liable in that regard except for gross abuse of the discretion given it and them under the terms of the Plan. All determinations of the Administrator shall be made in a uniform, consistent and nondiscriminatory manner with respect to all Participants and Beneficiaries in similar circumstances. The Administrator, from time to time, may designate one or more person or agents to carry out any or all of its duties hereunder.

8.3.                            Engagement of Advisors. The Administrator may employ actuaries, attorneys, accountants, brokers, employee benefit consultants, and other specialists to render advice concerning any responsibility the Administrator has under the Plan. Such persons may also be advisors to the Company.

8.4.                            Payment of Costs and Expenses. The costs and expenses incurred in the administration of the Plan shall be paid in either of the following manners as determined by the Company in its sole discretion:

(a)                                 The expenses may be paid directly by the Company; or

(b)                                 The expenses may be paid out of the trust, if any (subject to any restriction contained in such trust or required by law) or otherwise charged against the hypothetical earnings of the Plan.

Such costs and expenses include those incident to the performance of the responsibilities of the Administrator, including but not limited to, claims, administration fees and costs,

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fees of accountants, legal counsel and other specialists, bonding expenses, and other costs of administering the Plan. Notwithstanding the foregoing, in no event will any person serving in the capacity of Administrator member who is a full-time employee of the Company be entitled to any compensation for such services.

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SECTION 9

AMENDMENT AND TERMINATION

9.1.                            Power to Amend or Terminate. The Plan may be amended by the Company at any time, and may be terminated by the Company at any time, but no such amendment, modification or termination shall reduce the amounts credited to the Deferral Account of any Participant, determined as of the date of such amendment, modification or termination.  Without limiting the generality of the foregoing, the Company hereby reserves the right to amend or terminate the Plan at any time to the extent permitted or required under Code Section 409A.

9.2.                            Effects of Plan Termination. If the Plan is terminated, then, on and after the effective date of such termination, all deferrals and allocations hereunder shall cease. In the event of Plan termination, each Participant’s or Beneficiary’s Deferral Account shall be paid to him or her as required by Section 6 unless otherwise provided by an amendment to the Plan in accordance with Section 10.1.

9.3.                            No Liability for Plan Amendment or Termination. Neither the Company, nor any officer, nor any Board member thereof shall have any liability as a result of the amendment or termination of the Plan. Without limiting the generality of the foregoing, the Company shall have no liability for terminating the Plan notwithstanding the fact that a Participant may have expected to have future allocations made on Participant’s behalf hereunder had the Plan remained in effect.

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SECTION 10

MISCELLANEOUS

10.1.                     Non-Alienation. Except as provided pursuant to a qualified domestic relations order, no benefits or amounts credited to any Deferral Account shall be subject in any manner to be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached, garnished or charged in any manner (either at law or in equity), and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, garnish or charge the same shall be void; nor shall any such benefits or amounts in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits or amounts as are herein provided to the Participant.

10.2.                     Tax Withholding. The Company may withhold from a Participant’s compensation or any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code or the Social Security Act or any state or local income or employment tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder

10.3.                     Incapacity. If the Administrator determines that any Participant or other person entitled to payments under the Plan is incompetent by reason of physical or mental disability and is consequently unable to give a valid receipt for payments made hereunder, or is a minor, the Administrator may order the payments becoming due to such person to be made to another person for the Participant’s benefit, without responsibility on the part of the Administrator to follow the application of amounts so paid. Payments made pursuant to this Section 10.3 shall completely discharge the Administrator and the Company with respect to such payments.

10.4.                     Administrative Forms. All applications, elections and designations in connection with the Plan made by a Participant or other person shall become effective only when duly executed on forms or via the Plan’s Participant Access System as provided by the Administrator and filed with the Administrator.

10.5.                     Independence of Plan. Except as otherwise expressly provided herein, the Plan shall be independent of, and in addition to, any other benefit agreement or plan of the Company or any rights that may exist from time to time thereunder.

10.6.                     No Employment Rights Created. The Plan shall not be deemed to constitute a contract conferring upon any Participant the right to remain employed by the Company for any period of time.

10.7.                     Responsibility for Legal Effect. Neither the Company, the Administrator, nor any other officer, member, delegate or agent of any of them, makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of the Plan. Without limiting the generality of the foregoing, the Company shall not have any liability for the tax liability which a Participant may incur resulting from participation in the Plan or Benefit Payments hereunder.

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10.8                        Limitation of Duties. The Company, the Administrator, and their respective officers, members, employees and agents shall have no duty or responsibility under the Plan other than the duties and responsibilities expressly assigned to them herein or delegated to them pursuant hereto. None of them shall have any duty or responsibility with respect to the duties or responsibilities assigned or delegated to another of them.

10.9.                     Limitation of Sponsor Liability. Any right or authority exercisable by the Company, pursuant to any provision of the Plan, shall be exercised in the Company’s capacity as sponsor of the Plan, or on behalf of the Company in such capacity, and not in fiduciary capacity, and may be exercised without the approval or consent of any person in a fiduciary capacity. Neither the Company, nor any of its respective officers, members, employees, agents and delegates, shall have any liability to any party for its exercise of any such right or authority.

10.10.             Successors. The terms and conditions of the Plan shall inure to the benefit of and bind the Company and their successors, the Participants, their Beneficiaries and the personal representatives of the Participants and their Beneficiaries.

10.11.              Controlling Law. The Plan shall be construed in accordance with the laws of the State of Illinois to the extent not preempted by laws of the United States.

10.12.              Notice. Any notice or filing required or permitted to be given to the Administrator under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Envestnet, Inc.

35 East Wacker Drive

Chicago, IL 60601

Attn:  Administrator, Envestnet, Inc.

Executive Deferred Compensation Plan

10.13.              Headings and Titles. The headings and titles of Sections and Sections used in the Plan are for convenience of reference only and shall not be considered in construing the Plan.

10.14.              General Rules of Construction. The masculine gender shall include the feminine and neuter, and vice versa, as the context shall require. The singular number shall include the plural, and vice versa, as the context shall require. The present tense of a verb shall include the past and future tenses, and vice versa, as the context requires.

10.15.              Severability. In the event that any provision or term of the Plan, or any agreement or instrument required by the Administrator, is determined by a judicial, quasi-judicial or administrative body to be void or not enforceable for any reason, all other provisions or terms of the Plan or such agreement or instrument shall remain in full force and effect and shall be enforceable as if such void or non-enforceable provision or term had never been a part of the Plan, or such agreement or instrument except as to the extent the Administrator determines such result would have been contrary to the intent of the Company in establishing and maintaining the Plan.

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10.16                 Indemnification. The Company shall indemnify, defend, and hold harmless any employee, officer or Board member of the Company for all acts taken or omitted in carrying out the responsibilities of the Company or the Administrator under the terms of the Plan. This indemnification for all such acts taken or omitted is intentionally broad, but shall not provide indemnification for any civil penalty that may be imposed by law, nor shall it provide indemnification for embezzlement or diversion of Plan funds for the benefit of any such individual. The Company shall indemnify any such individual for expenses of defending an action by a Participant, Beneficiary, service provider, government entity or other person, including all legal fees and other costs of such defense. The Company shall also reimburse any such individual for any monetary recovery in a successful action against such individual in any federal or state court or arbitration. In addition, if a claim is settled out of court with the concurrence of the Company, the Company shall indemnify any such individual for any monetary liability under any such settlement, and the expenses thereof. Such indemnification will not be provided to any person who is not a present or former employee, officer or Board member of the Company, nor shall it be provided for any claim by the Company against any such individual.

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THEREFORE, Envestnet, Inc. has caused the Plan to be executed and adopted as of February 9, 2015.

Envestnet, Inc.

By	/s/ Jud Bergman	Date:	February 9, 2015
Chief Executive Officer

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